Exhibit 16.1

February 15, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K draft of Wesllesley Capital Management Group, Inc.. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

MaloneBailey, LLP

Houston, Texas

www.malone-bailey.com